Exhibit 10.2

Restricted Executive Benefit Agreement

This Restricted Executive Benefit Agreement (the “Agreement”) is entered into this 22nd day of October, 2020, by and between ST. LANDRY HOMESTEAD FEDERAL SAVINGS BANK, (hereinafter “Employer”) and JOSEPH ZANCO (hereinafter “Employee”).

WHEREAS, Employer wishes to reward Employee for past service and provide additional incentives to encourage Employee to continue employment with Employer; and

WHEREAS, Employer wishes to reward Employee with additional compensation in the form of premium payments on a life insurance contract owned by the Employee.

Now, therefore, in consideration of the mutual promises and covenants made herein, Employer and Employee agree to the following:

1.	Premium Payment. In addition to Employee’s regular salary, bonus, and fringe benefits, Employer agrees to pay an annual amount equal to $25,600.00 (the “Bonus”) in the form of a premium payment on a life insurance policy (“the Policy”) insuring the life of Employee. Such annual Bonus shall be paid as long as this Agreement has not otherwise been terminated. Employee acknowledges he or she must recognize the Bonus as ordinary income in the year paid. Employer agrees to pay an additional cash bonus (the “Gross-up”) to the Employee equal to withholding calculated through payroll processing that results in a net check of $0. Employee acknowledges that the Gross-up may not be sufficient to cover all of the income taxes due as a result of this Agreement.

a.	Certain Post-Termination Payments. If the Employee’s employment with Employer is terminated due to Disability or involuntarily by the Employer, the Employer shall continue to pay Bonuses and Gross-ups until the earlier of the Employee’s death or attainment of age 65.

i.	“Disability” for this Agreement means the Executive has been deemed disabled either by the Social Security Administration or the provider of an Employer-sponsored disability program.

2.	Life Insurance Policy. The Policy shall be purchased and owned by Employee. The Policy shall be solely for the benefit of Employee or his or her designated beneficiaries. Employee shall have the right to name the beneficiary of the Policy and to change the named beneficiary of the Policy at any time.

3.	Restriction on Cash Surrender Value. Employee shall cause to be filed with the Policy’s issuer a restrictive endorsement (the “Endorsement”). The Endorsement shall limit the Employee’s access to cash value (whether by policy loan or withdrawal or surrender), as follows:

Vesting Date	Cash Value Available to/ Vested in Executive
Prior to 12/31/2024	0%
12/31/2024	25.0%
12/31/2025	32.5%
12/31/2026	40.0%
12/31/2027	47.5%
12/31/2028	55.0%
12/31/2029	62.5%
12/31/2030	70.0%
12/31/2031	77.5%
12/31/2032	85.0%
12/31/2033	92.5%
3/9/2034 and later	100.0%

Exhibit 10.2

Notwithstanding anything in the schedule above to the contrary, the Endorsement shall automatically terminate and the Employee shall be fully vested at the earlier of (i) the Employee’s death or Disability, (ii) the Employee’s voluntary termination for Good Reason, (iii) the Employee’s attainment of age 65, (iv) the Employer’s bankruptcy or dissolution; or (v) the Employee’s involuntary termination of employment by the Employer. Employer shall cooperate with an insurer to cause the release of any restrictions, restrictive rights or other instructions it may have on the Policy within thirty (30) days after such automatic termination of the Endorsement.

4.	Unvested Cash Surrender Value. If the Employee voluntarily terminates employment without Good Reason, the Employee shall owe to the Employer the unvested portion of the cash surrender value of the Policy. Such amount shall be repaid to the Employer within 30 days of termination of employment. Upon repayment the Endorsement shall terminate and Employer shall cooperate with an insurer to cause the release of any restrictions, restrictive rights or other instructions it may have on the Policy within thirty (30) days after such termination of the Endorsement.

a.	“Good Reason” for purposes of this Agreement means voluntary termination of employment during the one-year period following the initial existence of one of the following conditions arising without the consent of the Employee: (i) A material diminution in the Employee’s base cash salary, (ii) a material diminution in the Employee’s authority, duties, or responsibilities, or (iii) a material change in the geographic location at which the Employee must perform the services.

5.	Termination of Agreement. This Agreement will terminate, and the Employer will have no further obligations to pay Bonuses or Gross-ups, upon the earliest of any of the following events occurs:

A.	The bankruptcy or dissolution of the Employer;
B.	Death of the Employee;
C.	The Employee’s voluntary termination of employment before age 65; or
D.	The Employee’s termination by the Employer for Cause. Cause means any of the following that results in a material adverse effect on the Employer: (i) the violation of any law, rule or regulation (other than a minor traffic violation or similar violation); (ii) the violation of any Employer rule or policy; (iii) gross negligence in the performance of duties; (iv) intentional failure to perform duties; (v) a breach of fiduciary duty, or (vi) the written order for removal of the Employee by an appropriate regulatory authority.

6.	Termination of the Agreement under paragraph 4 does not terminate the Endorsement on the Policy. The Endorsement terminates only in accordance with paragraph 3.

7.	Miscellaneous. This Agreement is not employment agreement. It shall be subject to the laws of the State of Louisiana. It is not intended to be nonqualified deferred compensation under Internal Revenue Code Sections 409A or 457. This Agreement shall bind the successors and assigns of the parties.

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Exhibit 10.2

In witness hereof, the parties hereby enter in this Agreement.

ST. LANDRY HOMESTEAD FEDERAL SAVINGS BANK		JOSEPH ZANCO

By:	/s/Jutta Codori	/s/ Joseph Zanco

Title:	SVP/CFO

Date:	10/22/2020	Date:	10/22/2020